Media Contact:     Karen Randall
                   864-597-8440

Investor Contact:  Ken Jones
                   864-597-8658


                              FOR IMMEDIATE RELEASE

                FRD ACQUISITION CO. FILES VOLUNTARY CHAPTER 11 TO
            FACILITATE SALE PROCESS; RESTAURANT OPERATIONS UNAFFECTED

        SPARTANBURG, S.C., Feb. 14, 2001 -- Advantica Restaurant Group, Inc. (OTCBB: DINE) announced today that one of its subsidiaries, FRD Acquisition Co.
(FRD), has filed a voluntary petition in the U.S. Bankruptcy Court for the District of Delaware to facilitate the divestiture of its Coco's and Carrows restaurant brands.

        "We are in negotiation with several parties interested in acquiring Coco's and Carrows," said Ronald B. Hutchison, chief financial officer of Advantica. "The action today is intended to facilitate the sale process of these two brands. The final selection of a buyer and the completion of the divestiture will take place under the jurisdiction of the bankruptcy court."

        Hutchison stressed that the Chapter 11 filing only involves the FRD holding company and does not in any way affect the operation of any of the company's restaurants. Coco's and Carrows will continue to conduct business as usual throughout the restructuring process, with vendors and employees paid in full and on time.

        FRD elected to not make an interest payment due January 16, 2001, on its
12.5 percent Senior Notes due 2004. The 30-day grace period for the payment expires February 15, 2001.

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Hutchison noted that while this decision was made as part of FRD's strategy to facilitate the sale of Coco's and Carrows, the restaurants have sufficient working capital to continue to operate in the normal course of business.

        Noting Advantica and FRD have separate capital structures, Hutchison said the action has no impact on Advantica and its wholly-owned subsidiary, Denny's.

        Advantica announced plans in February 2000 to divest Coco's and Carrows, as part of its strategy to focus exclusively on its core brand, Denny's.

        Advantica Restaurant Group, Inc. is one of the largest restaurant companies in the United States, operating over 2,400 moderately-priced restaurants in the mid-scale dining segment. Advantica owns and operates Denny's, Coco's and Carrows restaurant brands.

        Coco's and Carrows are regional full-service family restaurant chains with locations primarily concentrated in California. Coco's operates 179 U. S. restaurants and Carrows operates 141 restaurants.

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